Thornburg Investment Trust POS AMI

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thornburg Investment Trust of our report dated November 17, 2023, relating to the financial statements and financial highlights, which appears in Thornburg Capital Management Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Selective Disclosure of Nonpublic Holdings Information” and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

January 29, 2024